Exhibit 3.8

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

EXTEL FINANCIAL INCORPORATED

The Certificate of Incorporation of Extel Financial Incorporated (the “Corporation”) filed with the Secretary of State of the State of Delaware on March 1,1991, is hereby amended as follows:

1. Section 1 of the Certificate of Incorporation of the Corporation is hereby amended by deleting such Section in its entirety and substituting therefor the following:

“1. The name of the Corporation is EXSHARE Financial Incorporated.”

2. This Certificate of Amendment of Certificate of Incorporation has been duly adopted by the shareholders of the Corporation pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the Sate of Delaware.

Signed and attested to on February 18, 1999.

Stuart J. Clark, President
Extel Financial Incorporated

Attest:

Andrea H. Loew, Secretary

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:15 PM 02/22/1999 991068167 - 2256103